As filed with the Securities and Exchange Commission on August 24, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

Registration Statement Under The Securities Act of 1933

iVoice, Inc.
(Exact name of Registrant as specified in its charter)

New Jersey	51-0471976
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
750 Highway 34 Matawan, NJ	07747
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 732-441-7700

iVoice, Inc. 2005 Stock Incentive Plan and
iVoice, Inc. 2008 Directors’ and Officers’ Stock Incentive Plan
(Full title of Plan)

Jerome Mahoney, President and Chief Executive Officer
iVoice, Inc.
750 Highway 34
Matawan, NJ 07747
(732) 441-7700
(Name, address, including Zip Code and telephone number including area code of agent for service)

With a Copy to:

Lawrence A. Muenz, Esq.
Meritz & Muenz LLP.
2021 O Street, NW
Washington, DC 20036
(202) 728-2909

Calculation of Registration Fee
Title of each class of securities to be registered	Proposed maximum amount to be registered	Proposed maximum offering price per unit (c)	Amount of aggregate offering price	Total registration fee (10)
Class A Common Stock	515,425,000	$.0001	$51,542	$1.58	(1)(2)
Class A Common Stock	520,425,000	$.0001	$52,043	$1.60	(3)

(1)	515,425,000 of the shares authorized under the iVoice, Inc. 2005 Stock Incentive Plan.
(2)
An additional 5,000,000 shares authorized under the iVoice, Inc. 2005 Stock Incentive Plan was registered on October 23, 2006 pursuant to Registration Statement File No. 333-138163.  The additional fee of $33.17 was paid at that time.

(3)	520,425,000 of the shares authorized under the iVoice, Inc. 2008 Directors’ and Officers’ Stock Incentive Plan.

Approximate date of proposed sale to the public: This Registration Statement shall become effective upon filing with the Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to any recipient of a stock option or stock award in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. We will furnish without charge to any person to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b) of the Securities Act. Requests should be directed to iVoice, Inc. 750 Highway 34, Matawan, NJ 07747.  The Company’s telephone number is (732) 441-7700.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

In accordance with the requirements of the Securities Exchange Act of 1934, the Company periodically files certain reports and other information with the Commission.  The following documents filed with the Commission are hereby incorporated in this Prospectus by reference:

(a)	Our Annual Report on Form 10-K for the fiscal years ended December 31, 2008 and 2007, filed with the Securities and Exchange Commission.

(b)	Our Quarterly Report on Form 10-Q for the period ended March 31, 2009 and June 30, 2009 filed with the Securities and Exchange Commission.

(c)	Our Form 8-K dated March 6, 2009 filed with the Securities and Exchange Commission.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.  Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Lawrence A. Muenz, a partner of Meritz & Muenz LLP, counsel to the Company, may receive compensation for legal services provided to the Company by his firm in the form of Class A Common Stock granted under the iVoice, Inc. 2005 Stock Incentive Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The New Jersey Business Corporation Act provides that a New Jersey corporation is required to indemnify a director or officer against his or her expenses to the extent that such director or officer has been successful on the merits or otherwise in any proceeding against such director or officer by reason of his or her being or having been such director or officer. A New Jersey corporation also has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or in the case of a proceeding by or in the right of the corporation, upon an appropriate determination by a court); and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful. No indemnification shall be made to or on behalf of a director or officer if a judgment or final adjudication adverse to the director or officer establishes that his or her omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Additionally, as permitted by the General Corporation Law of the State of New Jersey, Article VIII of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock or (iv) any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

4.1	iVoice, Inc. 2005 Stock Incentive Plan.
4.2	iVoice, Inc. 2008 Directors’ and Officers’ Stock Incentive Plan.
5.1	Legal Opinion of Meritz & Muenz LLP
23	Consent of Experts and Counsel
23.1	Consent of Bagell, Josephs, Levine & Company, L.C.C.
23.2	Consent of Meritz & Muenz LLP. (See Exhibit 5.1)

ITEM 9. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Matawan, New Jersey, on August 24, 2009.

iVoice, Inc.

By:	s/Jerome Mahoney
Jerome Mahoney, President,
Chief Executive Officer and
Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

s/Jerome Mahoney                                                                                   Date:           August 24, 2009
Jerome Mahoney, President,
Chief Executive Officer and
Principal Financial Officer
Director

/s/ Frank V. Esser                                                                                      Date:           August 24, 2009
Frank V. Esser
Director

iVoice, Inc. 2005 Stock Incentive Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the iVoice, Inc. 2005 Stock Incentive Plan, as amended, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Matawan, New Jersey, on August 24, 2009.

By:	s/Jerome Mahoney
Jerome Mahoney, President,
Chief Executive Officer and
Principal Financial Officer

iVoice, Inc. 2008 Directors’ and Officers’ Stock Incentive Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the Board of Directors of the Registrant who administers the iVoice, Inc. Directors’ and Officers’ 2008 Stock Incentive Plan, as amended, have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Matawan, New Jersey, on August 24, 2009.

By:	s/Jerome Mahoney
Jerome Mahoney, President,
Chief Executive Officer and
Principal Financial Officer
Index of Exhibits

4.1	iVoice, Inc. 2005 Stock Incentive Plan.
4.2	iVoice, Inc. 2008 Directors’ and Officers’ Stock Incentive Plan.
5.1	Legal Opinion of Meritz & Muenz LLP
23	Consent of Experts and Counsel
23.1	Consent of Bagell, Josephs, Levine & Company, L.C.C.
23.2	Consent of Meritz & Muenz LLP. (See Exhibit 5.1)